Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Warren Resources, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Warren Resources, Inc. on Form S-8 (File No. 333-169447 and No. 333-125277).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 6, 2014